Exhibit 99.1

New Jersey Mining Co. Closes $1.98 Million Private Placement to Drill its Diamond Creek Rare Earth Element Project and Increase Gold Production at the Golden Chest Mine

COEUR D'ALENE, Idaho, October 18, 2021 (ACCESSWIRE) -- New Jersey Mining Company (OTCQB: NJMC) (“NJMC” or the “Company”) is pleased to announce it has closed a $1.98 million private placement from 13 investors.

Proceeds from the private placement will be used for a 10-hole core drilling program on the Company’s Diamond Creek Rare Earth Element property and for the purchase of and down payments on equipment upgrades expected to result in increased gold production from the Skookum in the near-term. This equipment may also be utilized for potential future development and production expansion into the Paymaster and/or Klondike areas of the Golden Chest Mine.

NJMC CEO and President John Swallow stated, “As part of our Rare Earth Element (REE) focus, this 10-hole drill program is the necessary next step in defining a mineable and reliable REE deposit while building upon the rare earth element mineralization identified at our Diamond Creek Property (as sampled by NJMC and defined in USGS and other publications). The realization or ‘process of discovery’ in regard to the extreme lack of domestic rare earth element supplies is almost occurring in real time by businesses, agencies and academia. It seems that our leadership has finally acknowledged that many countries long ago developed and reserved their own critical mineral resources for themselves.

Furthermore, we will soon begin expanding and upgrading our equipment base at the Golden Chest with a view toward increased near-term development and production in the Skookum, and assuming continued success, the Klondike and Paymaster areas of the mine. One of our goals for the Golden Chest – subject to many success-based caveats – is to reach 20,000–25,000 ounces of gold production per year if the three areas are in production.

At NJMC, while we were advancing production and development at the Golden Chest, we recognized that the shortage of long-term domestic supplies of rare earth elements could not continue and acted accordingly. As a result, NJMC is one of the few Company’s possessing the combination of officially recognized U.S. based domestic rare earth element properties (in Idaho) and Idaho-based gold production in an established mining community. This modest and strategic placement allows for the continued advancement of our asset base and corporate profile in concert with our anticipated name-change and NYSE American Exchange listing.”

The private placement, which closed on October 15, 2021, consisted of units at a price of $0.30 per unit for a gross proceed of $1,980,000. Each Unit consists of one (1) share of the Company’s restricted Common Stock and one-half (1/2) of one share Common Stock purchase warrant. Each

New Jersey Mining Company     *     201 N. 3rd Street     *     Coeur d’Alene, Idaho 83814

whole warrant will be exercisable by the holder into shares of the Company’s restricted Common Stock at $0.40 per share for 24-months commencing at the closing of the offering.

About New Jersey Mining Company

Headquartered in North Idaho, New Jersey Mining Company is the rare example of a vertically integrated, operating junior mining company. NJMC produces gold at the Golden Chest Mine and has consolidated the Murray Gold Belt (MGB) for the first time in over 100-years. The MGB is an overlooked gold producing region within the Coeur d’Alene Mining District, located north of the prolific Silver Valley. In addition to gold and gold production, the Company maintains a strategic and domestic presence in the Critical Minerals sector and is focused on advancing its officially recognized Diamond Creek and Roberts Rare Earth Element projects in central Idaho.

New Jersey Mining Company possesses the in-house skillsets of a much larger company, from early-stage exploration and core drilling to mine development and production, including the design and operation of the New Jersey mill – all while enjoying the flexibility of a smaller and more entrepreneurial corporate structure. Its production-based strategy, by design, provides the flexibility to advance the Murray Gold Belt and/or its Critical Minerals holdings on its own or possibly with a strategic partner in a manner that is consistent with its existing philosophy and culture.

NJMC has established a high-quality, early to advanced-stage asset base in four historic mining districts of Idaho and Montana, which includes the currently producing Golden Chest Mine. Management is stakeholder focused and owns approximately 15-percent of NJMC common stock.

The Company’s common stock trades on the OTC-QB under the symbol “NJMC”. Shareholders recently approved a 1-14 reverse split and name change to “Idaho Strategic Resources, Inc.”. This is expected to aid in up listing to the NYSE Amex and more accurately reflects NJMC being an Idaho Company and its Idaho-based gold and critical mineral assets.

For more information on New Jersey Mining Company go to www.newjerseymining.com or call:

Monique Hayes, Corporate Secretary/Investor Relations

Email: monique@newjerseymining.com

(208) 625-9001

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable, but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from

New Jersey Mining Company     *     201 N. 3rd Street     *     Coeur d’Alene, Idaho 83814

future results expressed, projected or implied by such forward-looking statements. Such factors include, among others, the, the risk additional equipment, development and exploration will result in increased production at the Golden Chest Mine, that risk that production estimates are not based on a comprehensive feasibility study of mineral reserves, as a result there are increased uncertainties and economic/technical risks associated with these estimates, the risk the mine plan changes due to rising costs or other operational details, the risks and hazards inherent in the mining business (including risks inherent in developing mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and the potential impact on revenues from changes in the market price of gold and cash costs, a sustained lower price environment, the risk that drilling permits are delayed or not granted for the Diamond Creek or Roberts Rare Earth projects, the risk that the Company is unable to meet the minimum requirements to obtain a listing on the NYSE American Exchange or is not approved for listing on the NYSE American Exchange, the risks relating to widespread epidemics or pandemic outbreak including the COVID-19 pandemic; the impact of COVID-19 on our workforce, suppliers and other essential resources and what effect those impacts, if they occur, would have on our business, including our ability to access goods and supplies, the ability to transport our products and impacts on employee productivity, the risks in connection with the operations, cash flow and results of the Company relating to the unknown duration and impact of the COVID-19 pandemic as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

New Jersey Mining Company     *     201 N. 3rd Street     *     Coeur d’Alene, Idaho 83814